Exhibit 99.4

TENTH AMENDMENT TO LEASE

        This Tenth Amendment to Lease Agreement is entered into as of July 15, 2005 (“Reference Date”), by and between JANE CROCKER, formerly Jane C. Jacobs, as Trustee under the Jane C. Jacobs Trust Agreement dated October 5, 1990 (“Crocker”) and NORMAN E. MACK AY (“MacKay”) , Crocker and MacKay hereinafter collectively referred to as “Landlord”) and TEGAL CORPORATION, a Delaware corporation (“Tenant”), with reference to the following facts:

RECITALS:

        A.         WHEREAS, the Premises as defined below are currently leased to Tenant by Landlord pursuant to that certain Lease Agreement dated as of August 15, 1986 (“Original Lease”) as the Original Lease was amended numerous times through and including the last amendment entitled Ninth Amendment to Lease Agreement dated as of April 16, 2004. The Amendments and the Original Lease are collectively referred to as the “Lease.”

        B.         WHEREAS, the Premises consist of an approximate 57,418 square feet portion of an approximately 120,000 square feet building located at 2201 South McDowell Boulevard in Petaluma, California (“Premises”).

        C.         WHEREAS, the Lease is currently scheduled to expire at 10:00 midnight on December 31, 2009.

        D.        WHEREAS, Tenant has requested that certain provisions of the Lease related to the surrender condition  of the Premises and early termination of the Lease be modified and amended.

        E.        WHEREAS, Landlord and Tenant desire to modify and amend certain provisions of the Lease as hereinafter set forth.

        NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree, as follows:

        1.       Recitals. The Recitals set forth above are incorporated herein by reference into this Tenth Amendment to Lease as though set forth at length herein.

        2.       Lease Buy-Out/Termination. Section 29 of that Seventh Amendment to Lease is hereby deleted and replaced, as follows:

                “29.       Lease Buy-Out/Termination.Tenant may elect to terminate this Lease (“Right to Terminate”), as amended, upon the following terms and conditions:

                A.        Notice. Tenant must give Landlord prior notice in writing of its election to so terminate no earlier than one hundred eighty (180) days before the termination date elected by Tenant (“Termination Date”).

                B.        No Default. Tenant may not exercise said Right to Terminate the lease and said election shall be void if Tenant is in default of a material provision of this Lease, as amended, as of the date of the purported exercise of this Right to Terminate or thereafter at the Termination Date.

                C.        Termination Fee. If Tenant so elects to terminate this Lease, then Tenant shall pay to Landlord on the Termination Date as consideration for landlord’s agreement to allow Tenant to terminate this Lease the sum of One Million ($1,000,000.00) Dollars, a portion of which payment shall be paid by Tenant to Landlord earlier in the sum of Five Hundred Thousand ($500,000.00) Dollars as hereinafter described. Landlord agrees that such amount shall adequately compensate Landlord for all detriment proximately caused by such termination or which in the ordinary course of things would be likely to result therefrom, including, without limitation, the following:

(1) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements; (ii) broker’s fees, advertising costs and other expenses of reletting the premises; (iii) costs of carrying the Premises after such early termination, such as taxes, insurance premiums, mortgage payments, utilities, and security precautions; (iv) free rent, moving costs and any other monetary inducement and expense, necessary to lease the Premises; and (v) costs of alterations or improvements required to comply with law, except for any costs of compliance, remediation or removal of Hazardous Materials from the Premises as set forth in Section 10 of the Original Lease. Tenant shall continue to remain responsible for the clean up and removal of Hazardous Materials as set forth in Section 10 of the Original Lease and, subject to Section 10 of the Seventh Amendment, to pay for one half (½) of the cost of the removal of whatever Leasehold Improvements Tenant, itself, may have installed during the Term (as extended), including the cost of removal of those Special Operating Systems set forth on Exhibit M to the Lease which additional cost to Tenant shall not exceed a maximum of $150,000.00, subject to the further understanding that if such Leasehold Improvements previously installed by Tenant are not removed by Landlord, in whole or in part at Landlord’s sole discretion, within eighteen (18) months of the Surrender Date of the Premises that Tegal shall be relieved of its obligation to share with Landlord in the removal cost of such Leasehold Improvements. Tenant shall pay its portion of such removal costs to Landlord within ten (10) days of presentation by Landlord of written evidence of payment and demand for reimbursement in the form of a written invoice from Landlord.

                D.       Surrender. If Tenant so elects to terminate this Lease, then Tenant shall surrender possession of the Premises to Landlord pursuant to the provisions of this Lease, as amended.

                E.       Release. Except where herein expressly provided to the contrary under Section 29.C, above, upon such termination in accordance with the provisions of this Section 29, Landlord and Tenant shall fully and unconditionally release and discharge each other from their respective obligations arising under this Lease from and after the date of such early termination.

                F.       Initial Payment. Tenant agrees as consideration for this Tenth Amendment that within ten (10) days of Tenant’s current round of funding that Tenant shall deliver to Landlord out of such proceeds the sum of Five Hundred Thousand ($500,000.00) Dollars which payment to Landlord shall be non-refundable and a credit against the Termination Fee of One Million ($1,000,000.00) Dollars. In the event Tenant elects, in its sole discretion, not to exercise its option hereunder to terminate the Lease, such initial payment of Five Hundred Thousand ($500,000.00) Dollars (“Initial Payment”) shall nevertheless remain non-refundable as partial consideration for Landlord’s agreeing to enter into this Tenth Amendment to Lease.

        3.       Stock Options. As additional consideration to Landlord for the execution of this Tenth Amendment, and concurrently with the execution of this Amendment by the parties, Tenant shall issue to Landlord written options (“Options”) in form reasonably acceptable to Landlord, which Options shall grant Landlord the right to purchase 500,000 shares of Tegal Common Stock at the closing market price on the date on which this Amendment is fully executed by the parties. Such Options will be vested immediately and must be executed within ten (10) years of issue. The Options shall be issued in the amount of 475,000 share to Jane C. Crocker and 25,000 shares to Norman E. MacKay.

        4.       Conditions Precedent. Landlord and Tenant’s obligations under this Tenth Amendment are conditioned upon:

                A.   Approval of this Amendment by Washington Mutual Bank, Landlord’s mortgage lender; and

                B.   Approval of Tenant’s Board of Directors, evidenced by a resolution approving this Tenth Amendment and authorizing the signature of this Amendment by the Company.

        5.       Brokerage Commissions. Tenant warrants that it has not had any dealings with any real estate brokers, leasing agents, salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Tenth Amendment. Landlord warrants that it has not had any dealings with any real estate brokers, leasing agents, salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Tenth Amendment

        In the event that any person or broker makes a claim for such a commission based upon any contact, dealings or communication, the party whose conduct is the basis for the making of such claim shall indemnify, defend and hold harmless the other party against and from any commission, fee, liability, damage, cost and expense, including, without limitation, attorney’s fees arising out of or resulting from any such claim.

        6.        Full Force and Effect. Except as supplemented and/or modified by this Tenth Amendment, to the best of Landlord’s and Tenant’s knowledge, this Lease is in full force and effect and neither party has any defenses to the enforcement of this Lease.

        7.        Entirety. Except as provided in this Tenth Amendment, this Lease is the entire agreement between the parties and there are no agreements or representations between the parties except as expressed herein. Moreover, no subsequent change or modification of this Lease, as amended, shall be binding unless in writing and fully executed by Landlord and Tenant. In the event of a conflict between the terms, conditions, and provisions of this Lease and this Tenth Amendment, the terms, conditions, and provisions of this Tenth Amendment shall control.

        8.        Miscellaneous. Any breach or default under any provision of this Tenth Amendment shall be a breach or default under this Lease and any breach or default under this Lease shall be a breach or default under this Tenth Amendment. All capitalized terms not defined herein shall have the meaning set forth in the Lease.

        9.        Counterparts. This Tenth Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Furthermore, this Tenth Amendment may be executed and delivered by the exchange of electronic facsimile copies of counterparts of the signed documents, which facsimile copies or counterparts shall be binding on the parties and such execution and delivery shall have the same force and effect as any other delivery of a manually signed original of this Tenth Amendment.

        10.        Effective Date. This Tenth Amendment shall be effective only when it has been executed in writing by all of the parties hereto, when such Tenth Amendment has been delivered by Landlord and Tenant to each other and on such date when the last signatory necessary to execute this Tenth Amendment shall have executed it.

        IN WITNESS THEREOF, Landlord and Tenant have executed this Tenth Amendment to Lease as of the Effective Date.

TENANT: TEGAL CORPORATION, Inc., a Delaware corporation	LANDLORD: JANE C. CROCKER, Trustee and NORMAN E. MAC KAY
By: /s/ Thomas R. Mika Print Name: Thomas R. Mika Its: President & CEO Dated: 7/25 , 2005	By: /s/ Jane Crocker, Trustee Jane C. Crocker, Trustee Its: Owner Dated: 7/26, 2005 By: /s/ Norman E. McKay Norman E. MacKay Its: Owner Dated: 7-26, 2005